Exhibit 10.1

Maxwell Technologies, Inc.
3888 Calle Fortunada
San Diego, CA 92123
April 25, 2014
Franz Josef Fink, PhD
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Dear Franz:
Maxwell Technologies, Inc. (the “Company”) is pleased to offer you employment on the following terms:
1.Position. Your title and position with the Company will be Chief Executive Officer and President, and you will report directly to the Board. In addition, the Company will use its best efforts to ensure that you are appointed to the Board and you hereby agree to serve as a director of the Company. This is a full-time position and your place of employment will be at our headquarters in San Diego. Your start date will be May 1, 2014 or such other mutually agreeable date that may be determined (the “Start Date”). While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. The Board is aware that you are currently engaged in the activities listed in Exhibit A attached hereto. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
2.Salary. The Company will pay you a starting salary at the rate of $500,000 per year (“Base Salary”), payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.
3.Bonus. You will be eligible for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established and approved by the Compensation Committee of the Board (the “Committee”). You will have an opportunity to provide your input to the Board and/or Committee with regard to the selection of such criteria, which will be established within a reasonable time period following the first day of the applicable bonus period. Your target bonus (“Target Bonus”) will be equal to 100% of your Base Salary as in effect on the last day of each fiscal year. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days that you were employed by the Company during the fiscal year. The bonus for each fiscal year will be paid after the Company’s books for that year have been closed and will be paid only if you are employed by the Company at the time of payment. The determinations of the Board or its Compensation Committee with respect to your bonus will be final and binding.
4.Automobile Allowance. You will be provided with an automobile allowance of $16,000 per year.
5.Employee Benefits. As an executive officer of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.
6.Relocation Benefits. You are required to relocate to, and maintain a residence in, the San Diego area. To assist in your relocation from Austin, Texas to the San Diego area, you are entitled to receive the relocation benefits described in this Section 6, provided that you remain an employee of the Company in good standing as of the date that the particular cost or expense is incurred (the “Relocation Benefits”). All reimbursed expenses must be properly documented and otherwise comply with the Company’s standard expense reimbursement policy and practice, including the “Maxwell Technologies Executive Relocation Assistance Guidelines.” The Relocation Benefits consist of the following:
(a)Moving Expenses. The Company will reimburse the reasonable costs of standard group shipment of your personal belongings and household goods.

(b)Relocation Allowance. You will be permitted a relocation allowance of up to $25,000 to assist you with out-of-pocket expenses associated with your relocation, including travel expenses for you and your family for house hunting trips, hotel costs, meals, airfare, rental car, relocation consultants and related minor expenditures.
(c)Housing Allowance. You will be eligible to receive a temporary housing allowance for up to six months after the Start Date, paid in arrears and contingent upon your continued employment for each full month thereafter, in an amount not to exceed $5,000 per month. The after-tax amount of this payment shall be used for your actual rental or lease payments, but if you purchase a new residence in the San Diego area within this time period, this monthly allowance will terminate.
7.Initial Equity-Based Awards. Subject to the approval of the Compensation Committee of the Board, you will be granted a series of restricted stock unit awards under the Plan, subject to the terms of the Plan and the applicable restricted stock unit agreement, as follows:
(a)40,000 units (the “Service Award”) that vest in a series of four successive equal annual installments over each additional year of your continued employment measured from the Start Date, subject to acceleration upon your death or Disability or pursuant to Sections 9(b) and 9(c) below.
(b)40,000 units granted as part of the Company’s annual equity incentive awards for executive officers in 2014 that vest based on the achievement of certain performance milestones established by the Committee (which have historically included revenue, net income and other similar financial metrics), provided that you remain employed through the applicable performance period, but subject to acceleration pursuant to Section 9(c) below.
(c)50,000 units (the “30/60 Award”) that vest based on (i) the Company’s Common Stock having a closing price per share of at least $30 (the “Target Price”) for a period of sixty (60) consecutive business days (the “Trading Price Objective”) during the period from May 1, 2015 through April 30, 2017 (the “Performance Vesting Condition”), and (ii) you remaining employed through April 30, 2017 (the “Service Vesting Condition”). If the Performance Vesting Condition is satisfied prior to a Change in Control, or the Company sustains a Change in Control in which the Company’s stockholders receive at least the Target Price per share in cash and stock consideration under the terms of the transaction, and in either case where the transaction occurs on or before April 30, 2017, then the Service Vesting Condition will be waived and the 30/60 Award will vest in full upon such a Change in Control. The 30/60 Award will be forfeited in its entirety if:
1.Without the Trading Price Objective having first been achieved, a Change in Control occurs prior to April 30, 2017 in which the Company’s stockholders receive less than the Target Price per share in cash and stock consideration in such Change in Control transaction; or
2.Without the Trading Price Objective having first been achieved, a Change in Control does not occur by April 30, 2017; or
3.Without regard to whether or not the Trading Price Objective has first been achieved, your employment terminates for any reason prior to April 30, 2017.
Notwithstanding the foregoing, upon your death or Disability after the Trading Price Objective has been achieved, the Service Vesting Condition will be waived and the vesting of the award will be pro-rated based on the number of days that you are actively employed during May 1, 2014 through April 30, 2017. In the event any change is made to the Stock because of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares, spin-off transaction or other change in corporate structure effected without the Company’s receipt of consideration, the Committee will make equitable adjustments to the Target Price to prevent the dilution or enlargement of benefits under the 30/60 Award.
8.Accrued Payments Upon Termination. If your employment with the Company terminates for any reason, then except as otherwise set forth in Section 9 below, (a) all vesting will cease immediately with respect to your then-outstanding Equity Awards and (b) the only amounts payable to you by the Company will be (i) any unpaid Base Salary due for periods prior to the date of termination of your employment and (ii) any accrued but unused vacation through such termination date. Such payments, if any, will be made promptly upon termination and within the period of time mandated by law.
9.Severance Benefits.
(a)General. If you are subject to an Involuntary Termination, then you may qualify for the benefits described in this Section 9. However, you will not qualify for any of the benefits described in this Section 9 unless you have (i) returned all Company property in your possession, (ii) resigned as a member of the Board and of the boards of directors of all of the Company’s subsidiaries, to the extent applicable, and (iii) executed a general release of all claims that you may have against the Company or persons affiliated with the Company in a form attached hereto as Exhibit B (the “Release”). You must execute and return the Release on or before the date specified by the Company in the Release (the “Release Deadline”). The Release Deadline will in no event be later than fifty (50) days after your Separation. If you fail to return the Release on or before the Release Deadline, or if you revoke the Release, then you will not qualify for the benefits described in this Section 9.

(b)Termination Not in Connection With Change in Control. Subject to the requirements set forth in Section 9(a) above, if you experience a Termination Without Cause either more than thirty (30) days prior to a Change in Control or more than eighteen (18) months after a Change in Control, then you will be entitled to the following:
1.Cash Severance. The Company will pay you an amount equal to the sum of your Base Salary and your Target Bonus (at 100% of target), payable in equal monthly installments for a period beginning on the day after your Separation and ending on the date twelve (12) months after your Separation. Your Base Salary and Target Bonus will be paid at the rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures. Subject to the Company’s having first received an effective Release pursuant to Section 9(a) above, these cash severance payments will commence within sixty (60) days after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation. However, if the sixty (60)-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.
2.Current Year Bonus. The Company will pay an amount equal to your annual incentive bonus based on actual achievement for, and pro-rated based on the number of days that you are employed during, the year of your Separation. Such bonus will be paid to the same extent and at the same time as similar bonuses are paid to other executive officers of the Company.
3.Medical Benefits. If you elect to continue your health insurance coverage under COBRA following the termination of your employment, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees until the earliest of (a) the close of the twelve (12)-month period following the termination of your employment (the “COBRA Period”), (b) the expiration of your continuation coverage under COBRA or (c) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing subsidy of COBRA coverage without potentially violating or causing the Company to incur additional expense as a result of noncompliance with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead will pay you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue the group health coverage in effect on the date of your Separation for you and your dependents pursuant to the Company’s health insurance plans in which you or your dependents were participants as of the day of your Separation (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether you elect COBRA continuation coverage, shall commence on the later of (i) the first day of the month following sixty (60) days after your Separation, provided, if such sixty (60)-day period spans two years, then the payments will commence in the second calendar year, and (ii) the effective date of the Company’s determination of violation of applicable law, and shall end on the earliest of (x) the effective date on which you become covered by a medical, dental or vision insurance plan of a subsequent employer, and (y) the last day of the COBRA Period. You will have no right to an additional gross-up payment to account for the fact that such COBRA premium amounts are paid on an after-tax basis.
4.Pro Rata Equity Acceleration. If a Termination Without Cause occurs more than one year after your Start Date, you will vest in a total number of units subject to the Service Award equal to the product of (x) the total number of units subject to the Service Award, and (y) the quotient obtained by dividing (i) the number of whole months between the Start Date and the date of the Termination Without Cause, by (ii) forty-eight (48); provided, however, that in the event acceleration of the settlement or distribution date of the Service Award would result in additional taxes and penalties under Section 409A of the Code, then the vesting of the Service Award shall accelerate but settlement or distribution of shares (or cash, if applicable) shall occur on the date(s) specified in the agreement governing the Service Award.
(c)Termination in Connection With Change in Control. Subject to the requirements set forth in Section 9(a) above, if you experience an Involuntary Termination either within thirty (30) days prior to Change in Control or within eighteen (18) months after a Change in Control, then you will be entitled to the following:
1.Cash Severance. The Company will pay you a lump sum equal to two times the sum of your Base Salary and Target Bonus (at 100% of target), at the rate in effect at the time of your Separation. Subject to the Company’s having first received an effective Release pursuant to Section 9(a) above, such payment will be made within sixty (60) days after your Separation; however, if such sixty (60)-day period spans two calendar years, then the payment will be made in the second calendar year. Your Base Salary and Target Bonus will be paid at the rate in effect at the time of your Separation.
2.Current Year Bonus. The Company will pay you a lump sum equal to your Target Bonus (at 100% of target) in the year of your Separation, pro-rated based on the number of days that you are employed during the year of your Separation. Subject to the Company’s having first received an effective Release pursuant to Section 9(a) above, such payment will be made within sixty (60) days after your Separation; however, if such sixty (60)-day period spans two calendar years, then the payment will be made in the second calendar year.

3.Medical Benefits. If you elect to continue your health insurance coverage under COBRA following the termination of your employment, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees until the earliest of (a) the close of the twenty-four (24)-month period following the termination of your employment (the “COBRA Period”), (b) the expiration of your continuation coverage under COBRA or (c) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing subsidy of COBRA coverage without potentially violating or causing the Company to incur additional expense as a result of noncompliance with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead will pay you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue the group health coverage in effect on the date of your Separation for you and your dependents pursuant to the Company’s health insurance plans in which you or your dependents were participants as of the day of your Separation (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether you elect COBRA continuation coverage, shall commence on the later of (i) the first day of the month following sixty (60) days after your Separation, provided, if such sixty (60)-day period spans two years, then the payments will commence in the second calendar year, and (ii) the effective date of the Company’s determination of violation of applicable law, and shall end on the earliest of (x) the effective date on which you become covered by a medical, dental or vision insurance plan of a subsequent employer, and (y) the last day of the COBRA Period. You will have no right to an additional gross-up payment to account for the fact that such COBRA premium amounts are paid on an after-tax basis.
4.Equity Acceleration. You will receive full service-based vesting credit and deemed attainment at target of all performance-based vesting milestones under all of your then-outstanding Equity Awards except the 30/60 Award; provided, however, that in the event acceleration of the settlement or distribution date of an award would result in additional taxes and penalties under Section 409A of the Code, then the vesting of such award shall accelerate but settlement or distribution of award shares (or cash, if applicable) shall occur on the date(s) specified in the agreement governing the award.
10.Limitation on Payments.
(a)Scope of Limitation. This Section 10 will apply only if the accounting firm serving as the Company’s independent public accountants immediately prior to a Change in Control (the “Accounting Firm”) determines that the after-tax value of all Payments (as defined below) to you, taking into account the effect of all federal, state and local income taxes, employment taxes and excise taxes applicable to you (including the excise tax under Section 4999 of the Code), will be greater after the application of this Section 10 than it was before the application of this Section 10. If this Section 10 applies, it will supersede any contrary provision of this letter agreement. For purposes of this Section 10, the term “Company” will also include affiliated corporations to the extent determined by the Accounting Firm in accordance with Section 280G(d)(5) of the Code.
(b)Basic Rule. In the event that the Accounting Firm determines that any payment or transfer by the Company to or for your benefit (a “Payment”) would be nondeductible by the Company for federal income tax purposes because of the provisions concerning “excess parachute payments” in Section 280G of the Code and pursuant to the Treasury regulations thereunder, then provided that Subsection (a) results in applicable of this Section 10, the aggregate present value of all Payments will be reduced (but not below zero) to the Reduced Amount. For purposes of this Section 10, the “Reduced Amount” will be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.
(c)Reduction of Payments. If the Accounting Firm determines that any Payment would be nondeductible by the Company because of Section 280G of the Code, and if none of the Payments is subject to Section 409A of the Code, then the reduction will occur in the manner you elect in writing prior to the date of payment; provided, however, that if the manner elected by you pursuant to this sentence could in the opinion of the Company result in any of the Payments becoming subject to Section 409A of the Code, then the following sentence will instead apply. If any Payment is subject to Section 409A of the Code, or if you fail to elect an order under the preceding sentence, then the reduction will occur in the following order: (i) cancellation of acceleration of vesting of any Equity Awards for which the exercise price (if any) exceeds the then-fair market value of the underlying Stock; (ii) reduction of cash payments (with such reduction being applied to the payments in the reverse order in which they would otherwise be made (that is, later payments will be reduced before earlier payments)); and (iii) cancellation of acceleration of vesting of Equity Awards not covered under (i) above; provided, however, that in the event that acceleration of vesting of Equity Awards is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of such Equity Awards (that is, later Equity Awards will be canceled before earlier Equity Awards).
(d)Fees of Accounting Firm and Required Data. The Company will pay all fees, expenses and other costs associated with retaining the Accounting Firm for the purposes described in this Section 10. You and the Company will provide to the Accounting Firm all data in the Company’s possession or under its control that the Accounting Firm reasonably requires for the purposes described in this Section 10.

11.Further Obligations to the Company.
(a)General. You acknowledge your obligations under, and agree to comply with, all applicable laws and all Company policies in effect at all times and from time to time during your employment with the Company. You further acknowledge and agree that such applicable laws or policies may relate to the general terms of your employment with the Company or to a specific component of your compensation. By way of example, such applicable laws or policies may include any Company recoupment or clawback policy, insider trading policy or code(s) of conduct or other policies adopted under, pursuant to or in light of, or requirements imposed by, the Sarbanes-Oxley Act of 2002 or the Dodd-Frank Wall Street Reform and Consumer Protection Act.
(b)Proprietary Information and Inventions Agreement. As an employee of the Company, it is likely that you will become knowledgeable about confidential and/or proprietary information related to the operations, products and services of the Company and its clients. Similarly, you may have confidential or proprietary information from prior employers that should not be used or disclosed to anyone at the Company. Accordingly, on or prior to the commencement of your employment, you will be required to read, complete and sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit C, and return it to the Company. In addition, the Company requests that you comply with any existing and/or continuing contractual obligations that you may have with any former employers. By signing this letter agreement, you represent that your employment with the Company will not breach any agreement you have with any third party.
(c)Code of Business Conduct. On or prior to the commencement of your employment, you will be required to read and sign the Company’s Code of Business Conduct, a copy of which is attached hereto as Exhibit D, and return it to the Company. By signing this letter agreement, you agree to comply with the Company’s Code of Business Conduct during the term of your employment with the Company.
12.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.
13.Tax Matters.
(a)Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
(b)Section 409A. For purposes of Section 409A of the Code, each payment under Section 9 is hereby designated as a separate payment for purposes of Treas. Reg. §1.409A-2(b)(2). If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) any payments under this letter agreement, to the extent that they are not exempt from Section 409A of the Code (including by operation of the next following sentence) and otherwise subject to the taxes imposed under Section 409A(a)(1) of the Code (a “Deferred Payment”), will commence on the first business day following (A) the expiration of the six-month period measured from your Separation or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when such payments commence. Notwithstanding the foregoing, any amount paid under this letter agreement that either (1) satisfies the requirements of the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); or (2) (A) qualifies as a payment made as a result of an involuntary separation from service pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), and (B) does not exceed the Section 409A Limit will not constitute a Deferred Payment. Any reimbursements hereunder shall be made or provided in accordance with Section 409A of the Code, including but not limited to, the following provisions: (i) the amount of any expense reimbursement or in-kind benefit provided during a taxable year shall not affect any expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of the eligible expense shall be made no later than the last day of the Executive’s taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any reimbursement shall not be subject to liquidation or exchange for another benefit or payment. The provisions of this letter agreement, including any bonuses paid under Section 3, are intended to comply with, or be exempt from, the requirements of Section 409A of the Code so that none of the payments and benefits to be provided under this letter agreement will be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein will be interpreted to so comply or be exempt. You and the Company agree to work together in good faith to consider amendments to this letter agreement and to take such reasonable actions as are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A of the Code. In no event will the Company reimburse you for any taxes that may be imposed on you as result of Section 409A of the Code.
(c)Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

14.Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in San Diego in connection with any Dispute or any claim related to any Dispute.
15.Arbitration. Any controversy or claim arising out of this letter agreement and any and all claims relating to your employment with the Company will be settled by final and binding arbitration. The arbitration will take place in San Diego or, at your option, the County in which you primarily worked when the arbitrable dispute or claim first arose. The arbitration will be administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Any award or finding will be confidential. You and the Company agree to provide one another with reasonable access to documents and witnesses in connection with the resolution of the dispute. You and the Company will share the costs of arbitration equally, except that the Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. Each party will be responsible for its own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award. This Section 15 does not apply to claims for workers’ compensation benefits or unemployment insurance benefits. Injunctive relief and other provisional remedies will be available in accordance with Section 1281.8 of the California Code of Civil Procedure.
16.Background Check. This offer of employment is contingent upon a clearance of a background investigation and/or reference check undertaken by the Company in accordance with applicable law. You hereby agree that any and all information that you might provide to the Company or its agents regarding your background will be true and correct. Such investigation and reference check may include a consumer report, as defined by the Fair Credit Reporting Act (“FCRA”), 15 U.S.C. 1681a, and/or an investigative consumer report, as defined by FCRA, 15 U.S.C. 1681a, and California Civil Code 1786.2(c). This investigation may also include a consumer credit report, as defined by California Civil Code 1785.3(c), which is being requested because your position may involve the following: regular access to bank account information, Social Security Numbers, and date of birth of any one person; authorization to transfer money on behalf of the employer; regular access to funds totaling $10,000 or more of an employer, a customer, or client during the workday.
17.Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:
“Board” means the Company’s Board of Directors.
“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, (b) your breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules that have been provided to you, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct in connection with your duties and responsibilities, (f) your willful continuing failure to perform assigned duties after receiving written notification of the failure from the Board or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation. Cause for termination of your employment will exist only if the Company provides you with written notice of the circumstances giving rise to a for-Cause termination, which notice will specify in the case of circumstances arising under clauses (b), (c) or (f) that you have ten days to cure such circumstances, unless in the good faith determination of the Board the circumstances are not capable of being cured.
“Change in Control” means (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becoming the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; (b) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (c) the consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation. A transaction will not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. A transaction shall not constitute a Change in Control unless such transaction also qualifies as an event under Treas. Reg. §1.409A-3(i)(5)(v) (change in the ownership of a corporation), Treas. Reg. §1.409A-3(i)(5)(vi) (change in the effective control of a corporation), or Treas. Reg. §1.409A-3(i)(5)(vii) (change in the ownership of a substantial portion of a corporation’s assets).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act.
“Code” means the Internal Revenue Code of 1986, as amended.
“Disability” means a permanent and total disability within the meaning of Section 22(e)(3) of the Code, as determined by the Board.
“Equity Awards” means (a) all shares of Stock; (b) all options and other rights to purchase shares of Stock; (c) all stock units, performance units or phantom shares whose value is measured by the value of shares of Stock; and (d) all stock appreciation rights whose value is measured by increases in the value of shares of Stock.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Involuntary Termination” means either a (a) Termination Without Cause or (b) Resignation for Good Reason.
“Plan” means the Company’s 2013 Omnibus Equity Incentive Plan.
“Resignation for Good Reason” means a Separation as a result of your resignation within 180 days after one of the following conditions initially has come into existence without your express written consent:
(a)A change in your position with the Company that materially reduces your level of authority or responsibility, relative to your authority or responsibilities as in effect immediately prior to such reduction, or the assignment to you of such reduced authority and responsibilities;
(b)A reduction in your Base Salary or Target Bonus level in effect immediately prior to such reduction (unless such reduction is in connection with a general across the board reduction in the compensation of the Company’s management team and in such case not to exceed 10%); or
(c)A relocation to a facility or a location more than 50 miles from your then-present work location that increases your one-way commute.
A Resignation for Good Reason will not be deemed to have occurred unless (i) you give the Company written notice of the condition within ninety (90) days after the condition initially comes into existence, (ii) the Company fails to remedy the condition within thirty (30) days after receiving your written notice, and (iii) you terminate employment within 180 days from the date the condition initially comes into existence.
“Section 409A Limit” means the lesser of two times: (i) your annualized compensation based upon the annual rate of pay paid to you during the taxable year preceding your taxable year in which your termination of employment occurs, as determined under, and with such adjustments as are set forth in, Treas. Reg. §1.409A-1(b)(9)(iii)(A)(1) and any guidance issued with respect thereto or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your employment is terminated.
“Separation” means a “separation from service,” as defined in the Treas. Reg. §1.409A-1(h).
“Stock” means the Common Stock of the Company.
“Termination Without Cause” means a Separation as a result of an involuntary discharge by the Company for reasons other than Cause, provided that you are willing and able to continue performing services within the meaning of Treas. Reg. §1.409A-1(n)(1).
* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and Code of Business Conduct and returning them to me. This offer, if not accepted, will expire at the close of business on April 30, 2014. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. We anticipate your employment to start on May 1, 2014.

MAXWELL TECHNOLOGIES, INC.

By:	/s/ Mark Rossi
Mark Rossi
Title:	Chairman of the Board

I have read and accept this employment offer:
/s/ Franz Josef Fink
Signature of Franz Josef Fink, PhD

Exhibit A to Employment Agreement

LIST OF CURRENT ACTIVITIES

Director on the Board
Pason Systems Corporation
6130 3rd Street SE
Calgary, Alberta T2H 1K4
Canada

Exhibit B to Employment Agreement

GENERAL RELEASE OF ALL CLAIMS
This General Release of All Claims (“Release”) is made by and between Franz Josef Fink, PhD (“Executive”) on the one hand and Maxwell Technologies, Inc. (the “Company”) on the other. (Collectively, Executive and the Company shall be referred to as the “Parties.”)
1.Executive is an employee of the Company. Executive’s last day of full-time employment with the Company is [___] (the “Transition Date”). The Parties desire to resolve any and all differences related to Executive’s full-time employment with the Company and/or the cessation of that employment. Additionally, the Parties desire to resolve any known or unknown claims between them, neither Party admitting any liability or fault. For these reasons, the Parties have entered into this Release.
2.All vacation accrual and other fringe benefits of Executive cease on the Transition Date.
3.If Executive enters into this Release and does not revoke this Release within the time period provided below in Section 13, the Company will provide Executive with the payments and other benefits described in that certain letter agreement, dated as of April [__], 2014, between the Parties (the “Letter Agreement”).
4.In consideration of and in return for the promises and covenants undertaken herein by the Company, including the payments Executive will receive under Section 3 above, and for other good and valuable consideration, receipt of which is hereby acknowledged, Executive does hereby acknowledge full and complete satisfaction of and does hereby release, absolve and discharge the Company and the Company’s subsidiaries, affiliates, related companies and business concerns, past and present, and each of them, as well as each of their partners, trustees, directors, officers, agents, attorneys, servants and employees, past and present, and each of them (hereinafter collectively referred to as the “Releasees”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, grievances, severance payments, obligations, debts, expenses, damages, judgments, orders and liabilities of whatever kind or nature in state or federal law, equity or otherwise, whether known or unknown to Executive that Executive now owns or holds or has at any time owned or held as against Releasees, or any of them, including specifically but not exclusively and without limiting the generality of the foregoing, any and all claims, demands, grievances, agreements, obligations and causes of action, known or unknown, suspected or unsuspected by Executive: (a) arising out of Executive’s employment with the Company or the ending of that employment, or (b) arising out of or in any way connected with any claim, loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of the Releasees, or any of them, committed or omitted on or before the Transition Date. Also without limiting the generality of the foregoing, Executive specifically releases the Releasees from any claim for attorneys’ fees and/or costs of suit. EXECUTIVE SPECIFICALLY AGREES AND ACKNOWLEDGES EXECUTIVE IS WAIVING ANY RIGHT TO RECOVERY BASED ON STATE OR FEDERAL AGE, SEX, PREGNANCY, RACE, COLOR, NATIONAL ORIGIN, MARITAL STATUS, RELIGION, VETERAN STATUS, DISABILITY, SEXUAL ORIENTATION, MEDICAL CONDITION, OR OTHER ANTI-DISCRIMINATION LAWS, INCLUDING, WITHOUT LIMITATION, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE AMERICANS WITH DISABILITIES ACT AND THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, OR BASED ON THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, ALL AS AMENDED, WHETHER SUCH CLAIM BE BASED UPON AN ACTION FILED BY EXECUTIVE OR BY A GOVERNMENTAL AGENCY. However, this Release covers only those claims that arose prior to the Transition Date and only those claims that may be waived by applicable law. Execution of this Release does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Release or the Letter Agreement. Execution of this Release also does not bar any claim to indemnification under Section 2802 of the California Labor Code, any claim for coverage under any indemnification agreement between Executive and the Company and any claim for coverage under any D&O insurance policy.
5.It is the intention of Executive in executing this Release that it shall be effective as a bar to each and every claim, demand, grievance and cause of action hereinabove specified. In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon Executive by the provisions of Section 1542 of the California Civil Code and expressly consents that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. Section 1542 provides:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Having been so apprised, Executive nevertheless hereby voluntarily elects to and does waive the rights described in Civil Code Section 1542 and elects to assume all risks for claims that now exist in Executive’s favor, known or unknown, that are released under this Release.
6.The Company expressly denies any violation of any federal, state or local statute, ordinance, rule, regulation, policy, order or other law. The Company also expressly denies any liability to Executive. This Release is the compromise of disputed claims and nothing contained herein is to be construed as an admission of liability on the part of the parties hereby released, or any of them, by whom liability is expressly denied. Accordingly, while this Release resolves all issues regarding the Company referenced herein, it does not constitute an adjudication or finding on the merits of any allegations and it is not, and shall not be construed as, an admission by the Company of any violation of federal, state or local statute, ordinance, rule, regulation, policy, order or other law, or of any liability. Moreover, neither this Release nor anything in it shall be construed to be or shall be admissible in any proceeding as evidence of or an admission by the Company of any violation of any federal, state or local statute, ordinance, rule, regulation, policy, order or other law, or of any liability. This Release may be introduced, however, in any proceeding to enforce this Release or the Letter Agreement. Such introduction shall be pursuant to an order protecting its confidentiality.
7.This Release shall be construed in accordance with, and be deemed governed by, the laws of the State of California.
8.If any provision of this Release or application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Release that can be given effect without the invalid provision or application. To this end, the provisions of this Release are severable.
9.The Parties hereto acknowledge each has read this Release, each fully understands its rights, privileges and duties under this Release, and that each enters into this Release freely and voluntarily. Each Party further acknowledges each has had the opportunity to consult with an attorney of its choice to explain the terms of this Release and the consequences of signing it.
10.The undersigned each acknowledge and represent that no promise or representation not contained in this Release has been made to them and acknowledge and represent that this Release contains the entire understanding between the Parties and contains all terms and conditions pertaining to the compromise and settlement of the subjects referenced herein. The undersigned further acknowledge that the terms of this Release are contractual and not a mere recital.
11.Executive acknowledges Executive may hereafter discover facts different from, or in addition to, those Executive now knows or believes to be true with respect to the claims herein released and agrees the release herein shall be and remain in effect in all respects as a complete and general release as to all matters released herein, notwithstanding any such different or additional facts.
12.The Company hereby advises Executive that this Release includes a waiver of any rights that the Executive may have under the Age Discrimination in Employment Act. Executive is advised to discuss this Release with his attorney before executing it. Executive acknowledges that the Company has provided Executive at least twenty-one (21) days within which to review and consider this Release before signing it. Should Executive decide not to use the full twenty-one (21) days, then Executive knowingly and voluntarily waives any claim that Executive was not in fact given that period of time or did not use the entire twenty-one (21) days to consult an attorney and/or consider this Release.
13.Within three calendar days of signing and dating this Release, Executive shall deliver the executed original of this Release to Attn: Chief Financial Officer, Maxwell Technologies, Inc., 3888 Calle Fortunada, San Diego, California 92123. However, Executive acknowledges that Executive may revoke this Release for up to seven (7) calendar days following Executive’s execution of this Release and that it shall not become effective or enforceable until the revocation period has expired. Executive acknowledges that such revocation must be in writing addressed to Attn: Chief Financial Officer, Maxwell Technologies, Inc., 3888 Calle Fortunada, San Diego, California 92123, and received not later than midnight on the seventh day following execution of this Release by Executive. If Executive revokes this Release under this Section 13, this Release shall not be effective or enforceable and Executive will not receive the payments described in Section 3 above.
14.If Executive does not revoke this Release in the time frame specified in Section 13 above, this Release shall be effective at 12:01 a.m. on the eighth day after it is signed by Executive.
15.Executive acknowledges that, despite the cessation of Executive’s full-time employment with the Company, Executive may continue to be subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Executive further acknowledges that the Company has advised him to consult independent counsel regarding the applicability of Section 16 of the Exchange Act.

I have read this Release and I accept and agree to the provisions contained therein and hereby execute it voluntarily and with full understanding of its consequences.
PLEASE READ CAREFULLY. THIS RELEASE CONTAINS A
GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date:
Franz Josef Fink

Maxwell Technologies, Inc.

By:	Date:

Title:

Exhibit C to Employment Agreement

INVENTION & SECRECY AGREEMENT

This is an Agreement between MAXWELL TECHNOLOGES, INC., a Delaware corporation, hereinafter called “MAXWELL”

And ________________________________ hereinafter called "Employee."

1)    EMPLOYEE, in consideration of his employment by MAXWELL, agrees as follows:

(a)    That he will hold in strictest confidence and not disclose to any person, firm or corporation, without the express written authorization of an officer of MAXWELL, any information, manufacturing technique, process, formula, development or experimental work, work in process, business trade secret or any other secret or confidential matter relating to the products, sales, business or activity of MAXWELL, except as such disclosure or use may be required in connection with EMPLOYEE’S work for MAXWELL.
(b)    Employee acknowledges that during his employment with MAXWELL, he may have access to patent, copyright, confidential, trade secret or other proprietary information of third parties subject to restrictions on the use or disclosure thereof by MAXWELL. During the term of employment and thereafter, Employee agrees he will not use or disclose any such information other than consistent with such restrictions and his duties as an employee of MAXWELL.
(c)    Employee represents to MAXWELL that, except as set forth on Exhibit “B” hereto, there are no other contracts to assign inventions, designs or improvements now in existence between Employee and any other person or entity (and if no Exhibit “B” is attached hereto or there is no such contract described thereon. Employee represents to MAXWELL that there are no such other contracts). In addition, Employee represents that Employee has no other employment or undertakings which do or would restrict or impair his performance of this Agreement. In connection with Employee’s employment with MAXWELL, Employee promises not to use or disclose to MAXWELL any patent, copyright, confidential, trade secret or other proprietary information of any previous employer or other person that Employee is not lawfully entitled so to use or disclose. If in the course of Employee’s employment with MAXWELL Employee incorporates into an invention, design or improvement or any product, process or service of MAXWELL any invention, design or improvement made or conceived by Employee prior to his employment with MAXWELL, Employee hereby grants to MAXWELL a royalty-free, irrevocable, worldwide nonexclusive license to make, have made, use, and sell that invention, design or improvement without restriction as to the extent of Employee’s ownership or interest.
(d)    That he will recognize as binding on him and comply with government-prescribed regulations and mandatory contract provisions relating to the safeguarding of military information and transferring or making available to the Government of such patent rights as may be the subject of contracts between MAXWELL and the government of the United States of America or any of its agencies.

(e)     That he will disclose promptly to MAXWELL all inventions, discoveries, improvements, trade secrets and secret processes, related to or useful in the business of MAXWELL, whether patentable or not, made or conceived by EMPLOYEE, either solely or in collaboration with others, during EMPLOYEE'S employment by MAXWELL whether or not during regular working hours and regardless of where such inventions, discoveries, improvements, trade secrets and secret processes are made or conceived. Any such disclosures will be received in confidence.

(f)    That, except as provided by the following sentence of this subparagraph (f), he will, and does hereby assign and grant to MAXWELL & all of his right, title and interest in and to the inventions, discoveries, improvements, trade secrets and secret processes described in subparagraph (e) above and any patents granted thereon, and at the request and expense of MAXWELL he will make, execute and deliver all application papers, assignments or instruments and perform or cause to be performed such other lawful acts as MAXWELL may deem desirable or necessary in making or prosecuting applications, domestic or foreign, for patents, re-issues, and extensions thereof, and assist and cooperate (without expense to him) with MAXWELL or any of its designated representatives, in any controversy or legal proceedings relating to said inventions, discoveries, improvements, trade secrets and secret processes or to any patents which may be procured thereon. EMPLOYEE shall not be required pursuant to this subparagraph (f) to assign or to offer to assign any of his right, title or interest in or to any invention, discoveries, improvements, trade secrets or secret processes, which qualify fully under the provisions of Section 2870 of the California Labor code, which provides as follows:

Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of his or her rights in an invention to his or her employer shall not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (a) which does not relate (1) to the business of the employer or (2) to the employer’s actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

(g)    That should EMPLOYEE be requested after termination of his employment to perform services for MAXWELL in connection with any inventions, discoveries, improvements, trade secrets or secret processes required to be assigned to MAXWELL pursuant to subparagraph (f) hereof, he shall be paid therefore the same rate prevailing at the time of termination.

(h)    That all inventions, discoveries, improvements, trade secrets and secret processes required to be assigned to MAXWELL pursuant to subparagraph (f) hereof, whether or not patented, shall become and remain the property of MAXWELL, its successors and assigns unless expressly released by MAXWELL as hereinafter provided.

(i)    That upon request or at the time of leaving the employ of MAXWELL he will deliver to MAXWELL and not keep or deliver to anyone else, any and all drawings, blueprints, notes, memoranda, specifications, devices, documents and in general any and all material provided by MAXWELL to EMPLOYEE or related to MAXWELL'S business or activity or to any inventions, discoveries, improvements, trade secrets or secret processes with the exception of any drawings, blueprints, notes, memoranda, specifications, devices, documents or material prepared by EMPLOYEE in connection with any inventions, discoveries, improvements, trade secrets or secret processes which are not required pursuant to subparagraph (f) hereof to be assigned to MAXWELL.

(j)    Employee recognizes that his employment with MAXWELL affords Employee close contact with MAXWELL’s customers and suppliers which are of great importance to MAXWELL’s business. Therefore, in consideration of Employee’s employment with MAXWELL, Employee agrees that, so long as Employee is employed by MAXWELL, Employee will not , directly or indirectly, individually or as a principal, stockholder, director, partner, employee, officer, agent or consultant, engage in any business which is competitive with any business of MAXWELL. Employee further promises and agrees not to engage in competition with MAXWELL at any time after the termination of Employee’s employment with MAXWELL, while making use of any information, manufacturing technique, process, formula, development or experimental work, work in process, business trade secret or any other secret or confidential matter relating to the products, sales, business or activity of MAXWELL.

(k)    In addition to any restrictions imposed by law, Employee agrees that Employee will not, during his employment with MAXWELL or for a period of two years after Employee’s employment with MAXWELL has terminated, solicit any of MAXWELL’s employees for another business or otherwise induce or attempt to induce such employees to terminate their employment with MAXWELL.

(l)    This Agreement will remain in full force and effect following the termination of Employee’s employment with MAXWELL for any reason.

2)    MAXWELL will investigate each disclosure submitted by EMPLOYEE and, if it elects to file a patent application with respect to any inventions, discoveries, improvements, trade secrets or secret processes required to be assigned to MAXWELL pursuant to subparagraph (f) of paragraph I hereof, agrees to pay all expenses in connection with the preparation and prosecution of such patent application or applications which it may decide to file in the Untied States of America or in foreign countries.

3)    If EMPLOYEE petitions MAXWELL in writing to release any of its rights to any inventions, discoveries, improvements, trade secrets or secret processes or any patents granted hereon, which are required to be assigned to MAXWELL pursuant to subparagraph (f) of paragraph 1 hereof, the latter will promptly consider and act on such petition but is not obligated to release any of its rights to EMPLOYEE.

4)    EMPLOYEE warrants that the attached Exhibit A has been signed by him and comprises a complete description of all inventions, discoveries, improvements, trade secrets and secret processes, including any patents and patent applications thereon, which he made, invented or conceived prior to entering the employ of MAXWELL, to which he now claims tide and which are to be specifically excluded from this Agreement.

5)    This Agreement shall be binding upon and inure to the benefit of MAXWELL and EMPLOYEE, as well as their respective heirs, executors, administrators, successors, and assigns. For purposes of this Agreement, the term “MAXWELL" shall be deemed to include MAXWELL TECHNOLOGIES, INC. as well as all of its currently existing or hereafter acquired or formed subsidiaries and affiliates.

6)    EMPLOYEE understands and acknowledges that nothing in this agreement is intended by MAXWELL and EMPLOYEE to be interpreted or construed to change EMPLOYEE'S at-will employment status with MAXWELL. EMPLOYEE understands and acknowledges that MAXWELL is an employee-at-will employer. Simply stated, this means that EMPLOYEE or MAXWELL may terminate the employment relationship at any time for any reason, with or without notice. Any representation or agreement otherwise, whether oral or in writing, shall be null and void and shall have no affect whatever, unless signed and agreed to in writing by an officer of MAXWELL.

7)    The invalidity or unenforceability of any provision of this Agreement as applied to a particular occurrence or circumstance or otherwise shall not affect the validity and enforceability of any other provision of this Agreement.

8)    EMPLOYEE understands that as part of the consideration for the offer of employment extended to EMPLOYEE by MAXWELL and of EMPLOYEE’S employment or continued employment by MAXWELL, EMPLOYEE has not brought and will not bring with EMPLOYEE to MAXWELL or use in the performance of EMPLOYEE’S responsibilities at MAXWELL any materials or documents of a former employer which are not generally available to the public, unless EMPLOYEE has obtained written authorization from the former employer for their possession and use.

Accordingly, this is to advise MAXWELL that the only materials or documents of a former employer which are not generally available to the public that EMPLOYEE brings to MAXWELL or for use in EMPLOYEE’S employment are identified on Exhibit C attached hereto, and as to each such item, EMPLOYEE represents that EMPLOYEE has obtained prior to the effective date of EMPLOYEE’S employment with MAXWELL written authorization for EMPLOYEE’S possession and use in employment with MAXWELL.

EMPLOYEE also understands that, in EMPLOYEE’S employment with MAXWELL, EMPLOYEE is not to breach any obligation or confidentiality or duty that EMPLOYEE has to former employers, and EMPLOYEE agrees that EMPLOYEE shall fulfill all such obligations during EMPLOYEE’S employment with MAXWELL.

9)    This Agreement constitutes the entire agreement between MAXWELL and EMPLOYEE with respect to the subject matter hereof and this Agreement supersedes and replaces any prior agreement or understanding entered into between MAXWELL and EMPLOYEE. This Agreement shall become effective and binding retroactively to the earliest date of employment of EMPLOYEE by MAXWELL. This Agreement shall be governed by the laws of the State of California. The masculine gender shall be deemed to include the feminine gender.

DATE:
EMPLOYEE SIGNATURE:
PRINT NAME:
MAXWELL TECHNOLOGIES, INC.
SIGNED BY:
PRINT NAME:
TITLE:

INVENTION & SECRECY AGREEMENT

EXHIBIT A

The undersigned warrants that the following is a complete description of all inventions, improvements, trade secrets and secret processes including patents and patent applications thereon, which the undersigned made, invested or conceived prior to entering the employ of MAXWELL and which are specifically excluded from coverage of the Invention and Secrecy Agreement between the undersigned and MAXWELL dated on _____________________, as provided in paragraph 4 thereof:

EMPLOYEE NAME	EMPLOYEE SIGNATURE

DATE

EXCLUSIONS ACCEPTED FOR MAXWELL BY:

NAME	SIGNATURE

DATE

INVENTION & SECRECY AGREEMENT

EXHIBIT B

Except as set forth below, I represent to MAXWELL that there are no other contracts to assign inventions, designs or improvements now in existence between me and any other person or entity (see Section 1 (c) of the Agreement):

EMPLOYEE NAME	EMPLOYEE SIGNATURE

DATE

EXCLUSIONS ACCEPTED FOR MAXWELL BY:

NAME	SIGNATURE

DATE

INVENTION & SECRECY AGREEMENT

EXHIBIT C

Maxwell Technologies, Inc.
9244 Balboa Avenue
San Diego, CA 92123

Gentlemen:

1.
I proposed to bring to my employment the following materials and documents of a former employer who is not generally available to the public, which materials and documents may be used in my employment.

No materials
See below

Additional sheets attached

The signature below confirms that my continued possession and use of these materials is authorized.

EMPLOYEE NAME	EMPLOYEE SIGNATURE

DATE

Exhibit D to Employment Agreement (1)

(1)	Exhibit D, Code of Business Conduct and Ethics, is incorporated herein by reference to Exhibit 99.1 to the Company's current report on Form 8-K filed with the SEC on May 17, 2011.